SUMMARY REPORT

ON THE

CANYON GOLD PROPERTY

JERVIS INLET, BC

JULY 12, 2006

By:

Greg Thomson B.Sc., P.Geo.

and

James Laird, Laird Exploration Ltd.

EXECUTIVE SUMMARY

1.

The Canyon Gold Property is located near the head of Jervis Inlet, about 120 km northwest of Vancouver, BC. Access is by float plane from Vancouver or Sechelt, or by boat from Egmont or Pender Harbour on the Sechelt Peninsula. The Canyon Gold Property comprises one MTO mineral claim containing 15 cell claim units totaling 310.235 hectares.

2.

The Upper Jervis Inlet area is underlain by a variety of Jurassic to Tertiary granitic intrusives of the Coast Plutonic Complex. The granitic rocks intrude and metamorphose Jurassic to Lower Cretaceous argillaceous sediments and andesitic to felsic volcanics of the Gambier Group. The Gambier Group hosts the 60 MT Britannia copper, zinc, lead, silver, gold deposit on Howe Sound about 90 km to the southeast.

3.

The Canyon Gold Property is underlain by argillaceous sediments and volcanics of the Gambier Group. A significant amount of coarse placer gold has been extracted from Lausmann Creek in the past, possibly more than 5000 ounces. Numerous pits and trenches have been dug adjacent to the creek, and a dragline dredge was used to mine an old creek channel. Although numerous quartz veins with pyrite occur in the area, the source of the gold has not yet been identified.

4.

A proposed work program includes construction of a control grid, geological mapping and rock sampling, a soil and silt geochemical sampling program, magnetometer geophysical survey, and trenching. Based on a compilation of these results, a diamond drill program will be designed to explore and define the potential resources.

1.0	INTRODUCTION

	1.1	Terms of Reference

This summary report is a compilation of geological data and records currently available regarding the Canyon Gold Property located at the head of Jervis Inlet, BC. Historical information from Laird Exploration Ltd. files, the BC Department of Mines, the Geological Survey of Canada and other sources has been reviewed and used where pertinent.

1.2	Location and Access

The Canyon Gold Property is located approximately 120 km northwest of Vancouver, BC, and 85 km north of Sechelt, BC. The property is situated on the southwest side of Queen’s Reach on Upper Jervis Inlet, at the head of the inlet.

Access is by float plane from Vancouver or Sechelt, or by boat from Egmont or Pender Harbour on the Sechelt Peninsula. Several campsite locations with good water supplies can be found within a few kilometers of the property. Supplies and services are available in Egmont or Pender Harbour.

1.3	Topography, Climate, Vegetation

The topography along Jervis Inlet extents from sea level to mountain tops in excess of 2000 metres elevation. In the vicinity of the Canyon Gold Property, topography is moderate with some deep canyons along Lausmann Creek. Elevation on the property varies from sea-level up to 480 metres.

The climate is typical of the West Coast of BC, mild and wet overall with some snowfall in the winter months. The summers are usually warm with less rainfall, and year-round work is possible on the property. Vegetation is a dense growth of coniferous forest, with cedar, fir, spruce, alder and maple trees. Ground vegetation is usually salal and various berry bushes.

1.4	Property Status

The Canyon Gold Property comprises one MTO mineral claim containing 15 cell units totaling 310.235 hectares in area.

BC Tenure #	Work Due Date	Staking Date	Total Area (Ha.)
534273	May 22, 2007	May 22, 2006	310.235

1.5	Previous Work

The Canyon Gold Property area was first investigated around 1900, when a significant amount of placer gold in flake and small nuggets was discovered in Lausmann Creek. There is a mention of placer gold in Canyon Creek (now Lausmann Creek) in the 1910 and 1911 Ministry of Mines Annual Reports. There are records of placer claims and leases being held in the area through to 1974, when political change brought an end to placer work. Lausmann Creek not located in a presently Designated Placer Area, so is unavailable for placer staking. Laird Exploration Ltd. investigated the placer area in 1981, 1984 and 1992. Several large workings were found, including a gas-powered dragline dredge used to mine the placer gravels.

BC Ministry of Mines records state that Mr. F. Cullen held the Franklin placer claim on Lausmann Creek from 1936 through to his death in 1961, when his widow took control of the title. She sold the claim to Henry Whittaker of Pender Harbour in 1963, who maintained the claim until 1968. Lillian Cullen also owned a placer claim from 1940 to 1947 on an adjacent creek to the northwest. Clarence Nelson of Westview owned Placer Mining Lease No. 16 on Canyon or Lausmann Creek from 1956 through to his death in 1974. The NDP Government then cancelled the lease and made placer work in this area illegal. Placer Mining Lease No. 17 was staked in 1959 by A.E. Morton of Westview. The lease was held until 1960. In 1971, two Placer Mining Leases, No. 33 and No. 34, were staked by Valmar Tamm and held until 1974. A compilation of prospector’s sketches of work done shows at least 16 major workings, hydraulic water lines, sluice trenches, and the gold dredge area.

One of the former placer claim owners, A. E. “Buck” Morton, a prominent Powell River businessman, was interviewed in 1985. He stated the creek had been deflected by early miners and that 4000 ounces of coarse gold had been dredged out of the “Gold Pool”, and at least 1000 ounces were won from other workings on the creek. Placer gold was found in many areas away from the creek canyon as well, but little gold had been found above the canyon. It was thought that local quartz veins supplied the gold, but no organized search has taken place for the source of the gold.

2.0	GEOLOGICAL OVERVIEW

The Canyon Gold Property is underlain by argillaceous sediments and volcanics of the Gambier Group. A significant amount of coarse placer gold has been extracted from Lausmann Creek in the past, possibly more than 5000 ounces. Numerous pits and trenches have been dug adjacent to the creek, and a dragline dredge was used to mine an old creek channel. Although numerous quartz veins with pyrite occur in the area, the source of the gold has not yet been identified.

2.1	Regional Geology

The Upper Jervis Inlet area is underlain by a variety of Jurassic to Tertiary granitic intrusives of the Coast Plutonic Complex. The granitic rocks intrude and metamorphose Jurassic to Lower Cretaceous argillaceous sediments and andesitic to felsic volcanics of the Gambier Group. The Gambier Group hosts the 60 MT Britannia copper, zinc, lead, silver, gold deposit on Howe Sound about 80 km to the southeast.

DIORITE AND
GRANODIORITE
JERVIS INLET
Lausmann Creek
Gold Dredge x Au
Area of many
Placer Workings
Road
GAMBIER GROUP SEDIMENTS
AND VOLCANICS
SCALE 1 : 15,000
200 0 200 400 600
METERS
GEOLOGY OF THE CANYON GOLD
PROPERTY, JERVIS INLET, BC
N

Fig. 5

GEOLOGY OF THE CANYON GOLD PROPERTY

2.2	Property Geology

The Canyon Gold Property is underlain by light-grey to black argillaceous shale and slate, with occasional interbeds of andesitic to rhyolitic flows and tuff, and minor pebble conglomerate. The sediments have been intruded by dacite dikes, probably related to late felsic volcanism. Andesitic volcanic rocks predominate along the shoreline, northwest of the mouth of Lausmann Creek

West of the property on Mt. Alfred, felsic volcanics of the Gambier Group are abundant, with interbeds of tuffaceous sediment and pyritic green volcanic breccias. The assemblage is identical the rocks hosting the 60 MT Britannia copper, zinc, lead silver and gold volcanogenic massive sulphide deposit on Howe Sound. There is a possibility that hydrothermal mineralization related to this era of volcanism is the source of the gold in Lausmann Creek.

A silt sample take near the mouth of the creek in 1988 gave a value of 52 ppb gold, an order of magnitude higher than many other creeks in the Queens Reach area. While test-panning the creek for gold, a small amount of galena was noted in the heavy black sand concentrate. Quartz veins and stockworks are common along the creek, some containing pyrite and pyrrhotite. It is probable that some of the quartz veins and silicified zones carry a small amount of visible gold, which forms local accumulations upon weathering.

Detailed prospecting, geological mapping with rock sampling, and a 25-metre spaced soil sample grid is recommended to indicate areas with potential gold sources.

Following Pages - Figures 6, 7, 8

3.0	CONCLUSIONS AND RECOMMENDATIONS

A proposed work program includes prospecting, geological mapping and rock sampling, construction of a control grid, magnetometer and EM geophysical surveys, and trenching. Based on a compilation of these results, a diamond drill program would be designed to explore and define the potential resources. The anticipated costs of this development are presented in three results-contingent stages.

Phase 1

Reconnaissance geological mapping, prospecting, rock, silt and soil sampling; five days on site, two days travel.

Geologist – 7 days @ $450/day	$3150.00
Consultant/Project Manager – 7 days @ $450/day	$3150.00
Sampler/Geological Assistant – 7 days @ $250/day	$1750.00
Boat rental (including fuel, etc) – 7 days @ $150.00/day	$1050.00
Truck rental – 1000 km @ 0.75/km inclusive	$750.00
Rock samples – 50 @ $50.00 per sample	$2500.00
Soil and silt samples – 150 @ $25.00 per sample	$3750.00
BC Ferries	$150.00
Per Diem (with camp rental) – 21 man-days @ $100.00/day	$2100.00
Misc. sampling and field supplies	$500.00
Report and reproduction costs	$1500.00
Subtotal	$20,350.00

Management Fee @ 15%	$3052.50
Contingency @ 10%	$2035.00

Total	$25,437.50
GST@ 6%	$1526.25
NET TOTAL	$26,963.75

Phase 2
Detailed geological mapping and rock sampling, cut line grid construction, soil and silt geochemical survey, EM and magnetometer surveys, establish drill and trenching targets, four-man crew with camp and
supplies, transportation, report.	$85,000.00

Phase 3
1000 metres of diamond drilling @ 100.00 per metre, plus geological supervision, camp and supplies, transportation, assays, report and other
ancillary costs.	$175,000.00

TOTAL	$286,963.00

4.0	REFERENCES

Annual Reports of the BC Minister of Mines for 1910 pg. K 152, and pg. K 391,1911.

BC Minister of Mines Annual Placer Claim and Lease work records for the Vancouver Mining Division, 1936 – 1974.

Laird Explorations Ltd. prospecting notes on Lausmann Creek placer gold; 1981, 1984 and 1992.

5.0	STATEMENTS OF QUALIFICATIONS

I:	Gregory R. Thomson, of Langley, B.C., do hereby certify:

That I am a Professional Geoscientist registered in the Province of British Columbia.

That I am a graduate Geologist from the University of British Columbia (1970) and have over 25 years of mineral exploration experience in the Province of British Columbia.

That the information contained in this report was based upon a review of previous reports and geological studies related to the Canyon Gold Property area and of personal experience with local geology gained while employed as a consulting geologist in the Coastal region of BC.

I have read National Instrument 43-101, Form 43-101F1 and this report has been prepared in essential compliance with N1 43-101 and Form 43-101F1.

Dated at Vancouver, BC, July 12, 2006

STATEMENT OF QUALIFICATIONS

I,	James W. Laird do state that:

My address is PO Box 672, Lions Bay, BC, V0N 2E0

I am a prospector and mining exploration contractor and have been for more than 25 years.

I have completed the BC EMPR course “Advanced Mineral Exploration for Prospectors, 1980”.

I am very familiar with the geology of the Jervis Inlet project area and have personally explored the Canyon Gold Property area several times from 1981 to the present.

James W. Laird

Laird Exploration Ltd.

July 12, 2006